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[DELL LOGO] NEWS

                                               MEDIA CONTACTS:
                                               Michele Moore, Peter Scacco
                                               Dell Computer Corporation
                                               (512) 728-4100 (media only)
                                               Internet: michele_moore@dell.com
                                                         peter_scacco@dell.com

                                               INVESTOR CONTACTS:
                                               Don Collis, Robert Williams
                                               Dell Computer Corporation
                                               (512) 728-8671, (512) 728-7570


            DELL COMPUTER CORPORATION COMMENCES CASH TENDER OFFER
                 FOR ITS 11% SENIOR NOTES DUE AUGUST 15, 2000

AUSTIN, TEXAS, MAY 23, 1996 -- Dell Computer Corporation (Nasdaq:DELL) today announced that it has begun a tender offer to purchase for cash the entire $100 million principal amount of its outstanding 11% Senior Notes Due August 15, 2000.

        Under the terms of the tender offer, the company is offering to purchase the Notes at a price determined at 3:30pm EST on June 7, 1996 by reference to a fixed spread of 0.90% over the yield to maturity of the U.S. Treasury 5.875% notes due August 15, 1998, plus accrued and unpaid interest on the Notes to, but not including, the date of payment.

        The tender offer is intended to increase the company's financial and operating flexibility and reduce its net interest expense. The retirement of the Notes prior to their maturity would result in a one-time after-tax extraordinary charge against earnings of approximately $12 million, assuming all of the outstanding Notes are purchased.

        The tender offer will expire at 12:00 midnight, New York City time, on June 21, 1996, unless extended. Payment for tendered Notes will be made in immediately available funds on the third business day following expiration of the tender offer. The company will purchase the Notes using currently available cash. Holders of Notes will have withdrawal rights until the expiration of the offer.

                                   - more -
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DELL COMPUTER CORPORATION COMMENCES CASH TENDER OFFER
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        Goldman, Sachs & Co. will act as Dealer Managers for the tender offer.
The Information Agent is Georgeson & Company Inc., and the Depositary is State Street Bank and Trust Company.

        Persons with questions regarding the tender offer should contact the Dealer Managers (800-828-3182) or the Information Agent (800-223-2064).

        A Fortune 500(R) company, Dell Computer Corporation is the world's leading direct marketer of computer systems and one of the largest computer systems manufacturers in the world, based on revenues of $5.8 billion for the past four quarters. Dell designs and customizes products and services to end-user requirements, and offers an extensive selection of peripherals and software through the DellWare(R) program. Information on Dell and its products can be obtained through its toll-free number, 1-800-BUY-DELL (1-800-289-3355) or by accessing the Dell World Wide Web server at http://www.dell.com/.

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